Exhibit 10.1

SEVERANCE AND INCENTIVE AGREEMENT

THIS SEVERANCE AND INCENTIVE AGREEMENT (the “Agreement”) made and entered into in the United States of America as of January 25, 2012 (“the Effective Date”), by and between Bitstream Inc., a Delaware corporation, with its principal office located at 500 Nickerson Road, Marlborough, MA 01752 (hereinafter “the Company”) and Pinhas Romik who resides at [Intentionally omitted], Israel, hereinafter referred to as “the Executive”.

WITNESSETH:

WHEREAS, the Executive is employed by the Company as General Manager of the Pageflex Division, and

WHEREAS, the Executive is a valuable member of the management team of the Company; and

WHEREAS, the Board of Directors of Bitstream Inc. (the “Board”) has determined that it is appropriate to reinforce and secure the continued services of the Executive with respect to his assigned duties:

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1. EMPLOYMENT. During the term of this Agreement, it is expected that the Executive shall remain in the employ of the Company (except as may be permitted hereunder) and shall continue to perform his duties as a management employee of the Company. Notwithstanding the above, the Executive understands and affirms that he is an “at will” employee of the Company under all applicable laws and regulations of the United States of America and the State of Delaware.

1.1 For purposes of this Agreement, “Cause” shall mean (i) the willful and continued failure by the Executive to substantially perform the Executive’s duties (other than any such failure resulting from incapacity due to physical or mental illness) after a demand for substantial performance has been delivered to the Executive by the Company, which demand specifically identifies the manner in which it is believed that the Executive has not substantially performed the Executive’s duties; or (ii) conviction of a felony or acts of dishonesty resulting in gain or personal enrichment at the expense of the Company; or (iii) the Executive’s willful misconduct or insubordination which is materially injurious to the Company. For purposes of this paragraph, no act or failure to act on the Executive’s part shall be considered as willful unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the action or omission was in the best interests of the Company.

1.2 For purposes of this Agreement, “Disability” shall mean the illness, or mental or physical disability, of the Executive as determined by a physician acceptable to the Company and the Executive, resulting in the Executive’s failure to perform substantially all of his applicable material duties for a period of six consecutive months, and the Executive’s failure to return to the performance of such duties within 30 days after receiving written notice of termination of employment due to such Disability.

1.3 For purposes of this Agreement, “Good Reason” shall mean (i) reduction in the Executive’s (then) current base salary; (ii) elimination or reduction of any incentive compensation opportunity available to the Executive; (iii) the Company’s failure to pay the Executive any amounts otherwise earned, vested or due under any compensation plan or human resources policy of the Company; (iv) diminution of the Executive’s title, position, authority or responsibility; (v) assignment to the Executive of duties incompatible with the position currently held by the Executive; or (vi) relocation of the Executive’s position to a location more than 35 miles from the location to which the Executive was previously assigned.

2. CERTAIN SEVERANCE BENEFITS UPON TERMINATION OF EMPLOYMENT. If the Executive’s employment shall be terminated either (i) by the Company other than for death, Disability or Cause, or (ii) by the Executive for Good Reason, the Executive shall be entitled to certain severance benefits (hereinafter the “Severance Benefits”) as provided below:

2.1 The Company shall pay the Executive’s monthly base salary and applicable allowances through the date of termination (prorated as necessary to reflect any partial month’s employment). The Company shall also pay the Executive the amount, if any, of any unpaid earned annual bonus for the preceding fiscal year. In addition, the Company shall continue in full force and effect through the date of termination the Executive’s participation in all stock ownership, stock purchase, stock option and restricted stock plans; all health and welfare benefit plans; and all insurance and disability plans as may be in effect at the date of termination.

2.2 The Company shall pay as Severance Benefits to the Executive on or before the fifth (5th) day following the date of termination of employment, a lump sum payment (“the lump sum payment”) in an amount equal to the Executive’s (then) current monthly pre-tax (i.e., gross) base salary multiplied by the number six (6). For the purposes of this Section 2.2, the Executive’s base salary used in the calculation of the Severance Benefits shall not include any monthly allowances or other payments. Should the Executive’s tenure with the Company exceed six years, such lump sum payment shall include an additional month’s base salary for each full year of employment beyond six years up to a maximum of twelve years. Such lump sum payment shall be subject to all applicable U.S. Federal, state and local income and FICA taxes including all required withholding amounts.

2.3 The Executive shall not be required to mitigate or offset the amount of any Severance Benefits or other benefits provided hereunder by seeking employment or otherwise, nor shall the amount of any payment provided hereunder be reduced by any compensation earned by the Executive as the result of employment by another employer after his date of termination from the Company.

3. CERTAIN INCENTIVE PAYMENTS UPON SALE OF THE PAGEFLEX DIVISION. Upon the closing of a Board-approved sale of the Pageflex Division of the Company to a qualified third-party buyer (specifically excluding a management buyout of the Pageflex Division or acquisition thereof by a current member of the Board), the Executive shall be entitled to certain payments (hereinafter the “Incentive Payments”) as provided below:

3.1 The Company shall pay as Incentive Payment to the Executive on or before the fifth (5th) day following the closing of a Board-approved sale of the Pageflex Division as a going-concern business to a qualified third-party buyer an amount equal to $100,000 USD.

3.2 Based on the timing and value of the transaction in which the Pageflex Division is sold as a going-concern business to a qualified third-party buyer, the Board reserves the right to provide the Executive with an additional Incentive Payment in an amount not to exceed $100,000 USD. The decision to provide (or not to provide) an additional Incentive Payment (and the amount of any such payment) shall be made exclusively by the Board of Directors of the Company in its sole discretion.

4. TERM OF AGREEMENT. This Agreement shall have an original term expiring on August 31, 2012, and shall thereafter be automatically renewed for successive one-year terms unless the Company has notified the Executive of its election not to renew this Agreement not less than 120 days before the expiration of the (then) current term.

5. SUCCESSORS; BINDING AGREEMENT. The Company shall require any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all or substantially all of the business, equity and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effective date of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as that which the Executive would be entitled to hereunder as if the Executive’s employment by the Company were immediately terminated without Cause. As referred to in this Agreement, “Company” shall mean the Bitstream Inc. as herein defined and any successor to its business, equity and/or assets that becomes bound by the terms and conditions of this Agreement by operation of law. This Agreement shall inure to the benefit and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable hereunder, all such amounts shall be paid in accordance with the terms of this Agreement to the Executive’s estate.

6. NOTICES. Any and all notices that may be given hereunder by either party to the other shall be sufficient if in writing and sent by registered mail to the respective party at its or their last known address.

7. MODIFICATIONS AND WAIVERS; ENTIRE AGREEMENT. No agreements or representations, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. No provisions of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by the Executive and the Chief Executive Officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or any prior or subsequent time. This Agreement shall not be construed as an employment agreement and shall not limit the Company’s right to terminate the employment (with or without Cause) of the Executive.

8. GOVERNING LAW. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware and the United States of America without reference to principles of conflict of laws.

9. COUNTERPARTS. This Agreement may be executed in one or more counterparts each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

10. DISPUTES. Any dispute or controversy arising under, or of, or in connection with this Agreement may be resolved in any court of competent jurisdiction. Should the Executive prevail in any litigation or court action to obtain the Severance Benefits and/or Incentive Payments hereof, or to otherwise enforce any provision of this Agreement, the Company shall timely reimburse to the Executive the entire amount of legal fees and court costs incurred in connection with such litigation or court action. Notwithstanding the provision above, either party to this Agreement may require (and the other party shall accept without objection) that any dispute or controversy arising hereunder be submitted to the American Arbitration Association for binding arbitration in accordance with the rules and procedures thereof. The Company shall pay for the costs and fees associated with any such binding arbitration hereunder.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as the day and year first written above.

BITSTREAM INC.:

By:	/s/ AMOS KAMINSKI
Amos Kaminski
Chairman and Chief Executive Officer

BY THE EXECUTIVE:		WITNESS

Signature:	/s/ P. ROMIK	Signature:

Name: Pinhas Romik	Name:
General Manager, Pageflex